EXHIBIT 3.4
Certificate of Elimination
of
Series A Junior Participating Preferred Stock
of
Gen-Probe Incorporated
(Pursuant to the General Corporation Law of the State of Delaware)

     Gen-Probe Incorporated (hereinafter referred to as the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     1. The name of the Company is Gen-Probe Incorporated.
     2. The designation of the series of shares of stock of the Company to which this certificate relates is Series A Junior Participating Preferred Stock.
     3. The Company filed on September 18, 2002 with the Secretary of State of the State of Delaware a Certificate of Designations of the Series A Junior Participating Preferred Stock, designating the rights, preferences and privileges of the Company’s Series A Junior Participating Preferred Stock.
     4. None of the shares of the Company’s Series A Junior Participating Preferred Stock were issued or outstanding on September 28, 2006 or are issued or outstanding as of the date hereof and none shall be issued, and the Board of Directors of the Company at a meeting held on September 28, 2006 adopted the following resolutions with respect to the Company’s Series A Junior Participating Preferred Stock:
Resolved, that, upon expiration of the Rights Agreement and the Rights, a Certificate of Elimination be executed, which shall have the effect, when filed with the Delaware Secretary of State, of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation with respect to the Series A Junior Participating Preferred Stock.
Resolved Further, that the officers of the Company be, and each of them hereby is, authorized and directed to prepare, execute and file or cause to be filed with the Delaware Secretary of State in the name and on behalf of the Company, the Certificate of Elimination to effect the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock, and such other certificates and documents as may be required in connection therewith.

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     5. In accordance with the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all references to the Company’s Series A Junior Participating Preferred Stock.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30th day of November, 2006.

GEN-PROBE INCORPORATED

By: /s/ Henry L. Nordhoff

Name:	Henry L. Nordhoff

Title:	President and Chief Executive Officer

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